UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 8, 2009

(Date of Earliest Event Reported)

Shrink Nanotechnologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	333-138083 (Commission File Number)	20-2197964 (I.R.S. Employer Identification No.)

2038 Corte Del Nogal, Suite 110
Carlsbad, CA  92011
 (Address of principal executive offices)

760-804-8844
 (Registrant's telephone number, including area code)

 (Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1  to the Current Report on Form 8-K dated May 8, 2009 (Filed May 8, 2009 SEC Accession No. 0001173473-09-000028) (the “Original Report”) of Shrink Nanotechnologies, Inc., f/k/a AudioStocks, Inc. (the “Company”) is filed solely to amend by clarification, a previously filed Original Report (the “Original Report” together with this amendment, the “Report”), which contained a promissory note as an exhibit (Exhibit 10.2) that incorrectly contained an unintended antidilution provision. No other changes have been made to this report and a letter agreement between the Company and lender acknowledging said mistake, dated June 1, 2009 is annexed as an exhibit to this report.

Item 1.01                      Entry into a Material Definitive Agreement.

As previously disclosed in the Original Report, on May 7, 2009, Shrink Nanotechnologies, Inc., f/k/a AudioStocks, Inc. (the “Company”) entered into a Debt Consolidation Agreement (the “Agreement”) with Noctua Fund LP to consolidate certain secured and unsecured liabilities (the “Liabilities”) which were originally assigned to Dao Information Systems, Inc. (“Dao”) as a part of an Asset Sale Agreement which was discussed in our Form 10-Q for the period ended September 30, 2008, a Form 10-K and Amended Form 10-K for the period ended December 31, 2008 and a Form 10-Q for the period ended March 31, 2008.

While the Company did make an assignment of the Liabilities to Dao, the Company was legally responsible to Noctua Fund LP for the principal and interest related to the Liabilities.  The principal amount of the secured part of the Liabilities was $76,500 and the principal amount of the unsecured part of the Liabilities was approximately $5,000.  All of the promissory notes underlying the Liabilities have matured and are in default.

The Agreement consolidates all monies presently owed to Noctua Fund LP which are consolidated into one new secured convertible promissory note (the “New Note”) with a principal amount of $100,000.  The New Note accrues interest at fourteen percent (14%) but does not begin to accrue interest until October 1, 2009.  The New Note has a conversion price of $.20 per share, and payment under the New Note may not be demanded until October 1, 2009 or upon the occurrence of certain events described in the New Note.  While the New Note, as originally filed with the Original Report contained an anti dilution provision in section 2.7(g) thereon, said provision was a typographical error, not intended by either party and therefore null and void, and, a letter agreement from Noctua Fund, L.P. dated June 1, 2009, acknowledging the same and the invalidity of said provision ab initio was executed by both parties (the “Noctua Letter”).

The Noctua Letter provided that (i) said provision was not intended and void ab initio, and (ii) that Noctua Fund LP irrevocably waives any adjustment or imputed adjustment that could accrue as a result of said provision.

The foregoing was a summary only of the New Note, a copy of which was attached to the Original Report on Form 8-K, as corrected and clarified by the Noctua Letter being filed filed herewith.

Item 3.02                      Unregistered Sale of Equity Securities.

As previously disclosed, on March 6, 2009, the Company received a cash investment of $10,000 from Noctua Fund LP, and was to be issue to Noctua Fund LP, 100 shares of the Company’s Series C Preferred stock.  On May 8, 2009, the Company issued Noctua Fund LP one hundred (100) shares of it’s Series C Preferred stock.  The designation for the Series C Preferred stock is described in Exhibits 11.1.5 and 11.1.6 to the Company’s Form 10-K for the period ended December 31, 2008 and in the same numbered exhibits to the Company’s First Amended Form 10-K for the period ended December 31, 2008.

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Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on May 5, 2009, the Board of Directors of the Company appointed James B. Panther II as a director of the Company.  There are no understandings or arrangements between Mr. Panther II and any other person pursuant to which Mr. Panther II was selected as a director.  Mr. Panther II does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.  As of the date of this Current Report on Form 8-K, Mr. Panther II has not entered into any oral or written compensatory arrangement with the Company.  Mr. Panther II is a significant beneficial owner of the Company.  Mr. Panther II’s Amended Form 13D is available on the SEC’s EDGAR filing system.

James B. Panther, II is a manger of Noctua Fund, LP.  He brings significant experience in managing fund raising, financing, M & A, and advisory services in a merchant banking environment. Mr. Panther has raised, funded and participated in more than five hundred million dollars of debt and equity financing for private and publicly traded companies. As Managing Partner of Bristol Partners he was responsible for portfolio investments, leading over 20 transactions ranging from $15 million to $300 million in valuation and building a team of professionals that closed over 40 transactions. Mr. Panther holds B.A. in Finance from Boston College and a Degree in Economics from the University of Granada, Granada, Spain. He is fluent in English and Spanish.

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Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1	Debt Consolidation Agreement (Filed with Current Report on Form 8-K dated May 8, 2009, as filed May 8, 2009)
Exhibit 10.2	Secured Convertible Promissory Note (Filed with Current Report on Form 8-K dated May 8, 2009, as filed May 8, 2009)
Exhibit 10.3	Acknowledgement Letter of Noctua Fund LP with respect to omission of Section 2.7(g) of Secured Convertible Promissory Note, dated as of June 1, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amended Current Report on Form 8-K/A to be signed on its behalf by the undersigned hereunto duly authorized.

SHRINK NANOTECHNOLOGIES, INC.

Date: September 3, 2010                                                                      By:              /s/ Mark L. Baum, Esq.
Name:           Mark L. Baum, Esq.
Title:           Chief Executive Officer

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